Exhibit 3.1

                              AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                            INGEN TECHNOLOGIES, INC.

Pursuant to the provisions of the Georgia Business Corporation Code, the undersigned corporation hereby amends and restates its Articles of Incorporation and for that purpose, submits the following statement:

1. The name of the corporation is: INGEN TECHNOLOGIES, INC.

2. Set forth below is the complete text of the amended and restated articles of incorporation recommended by the corporation's board of directors and approved by the corporation's shareholders.

                                   ARTICLE ONE

     The name of the corporation is Ingen Technologies, Inc.

                                   ARTICLE TWO

     The corporation is organized for profit under the provisions of the Georgia Business Corporation Code, and may engage in all business permitted by applicable law.

                                  ARTICLE THREE

     3.1 The corporation has the authority to issue not more than:

     (a) One Hundred Million (100,000,000) shares of common stock of no par value per share (the "Common Stock"); and

     (b) Forty Million (40,000,000) shares of preferred stock of no par value per share (the "Preferred Stock") which may be issued in one or more classes or one or more series by the Board of Directors as hereinafter provided.

     3.2 The shares of Common Stock shall be entitled to receive the net assets of the corporation upon dissolution and shall be entitled to one (1) vote per share on all matters and shall be entitled to receive distributions from time to time, from legally available funds, as determined by the board of directors.

     3.3 The shares of Preferred Stock of the corporation may be issued from time to time in one or more classes or one or more series. The Preferred Stock shall have such voting rights, no voting rights, or such special voting rights as the Board of Directors may fix and determine in issuing such stock, and shall have rights to receive cumulative, non-cumulative, or partially cumulative dividends as the Board of Directors shall fix and determine. Moreover, the shares of Preferred Stock shall have such other rights and preferences, including, but not limited to redemption, liquidation preference, conversion, and dilution rights as may be allowed under the Georgia Business Corporation Code and set forth by the Board of Directors in writing and filed with the Georgia Secretary of State at the time such class or series is designated.

     3.4 The corporation designates Forty Million (40,000,000) shares of its Preferred Stock as the Series A Convertible Preferred Stock (the "Series A") with the following rights, preferences and limitations.

     (a) CLASS or SERIES. The number of shares of Preferred Stock constituting the Series A shall be Forty Million (40,000,000).

     (b) DIVIDENDS. The Series A shall not be entitled to receive any dividends from the corporation.

     (c) REDEMPTION. The corporation shall have the right, but not the obligation to redeem each share of Series A for One Dollar ($1.00) per share.

     (d) LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, each share of Series A shall be entitled to receive from the assets of the corporation One Dollar ($1.00) per share, which shall be paid or set apart before the payment or distribution of any assets of the corporation to the holders of the Common Stock or any other equity securities of the corporation.

     (e) VOTING RIGHTS. Each share of Series A shall be entitled to vote on all matters with the holders of the Common Stock. Each share of Series A shall be entitled to one (1) vote. Further, the holders of the Series A voting as a class shall be entitled to elect one person to serve on the corporation's Board of Directors.

     (f) CONVERSION RIGHTS. Each share of Series A shall be convertible, at the option of the holder thereof and subject to notice requirements of paragraph
(f)(i) below, at any time after the date of issuance of such share into one (1) share of fully paid and non-assessable share of Common Stock.

          (i) Each Series A stockholder who desires to convert into the corporation's Common Stock must provide a 65 day written notice to the corporation of their intent to convert one or more shares of Series A into Common Stock. The corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series A to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the corporation or of any transfer agent, and shall given written notice to the corporation at such office that he elects to convert the same. The corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The corporation shall reserve and keep available out of its authorized, but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A.

     (g) DILUTION PROTECTION. The shares of Series shall not be effected by or subject to adjustment following any change to the amount of authorized shares of Common Stock or the amount of Common Stock issued and outstanding caused by any split or consolidation of the corporation's Common Stock.

                                  ARTICLE FOUR

     The address of the initial registered office and the name of the initial registered agent of the corporation at its registered office in Georgia is omitted under Georgia Business Corporation Code Section 14-2-1002.

                                  ARTICLE FIVE

     The name and address of the incorporator is omitted under Georgia Business Corporation Code Section 14-2-1002.

                                   ARTICLE SIX

     The mailing address of the initial principal office of the corporation is omitted under Georgia Business Corporation Code Section 14-2-1002.

                                  ARTICLE SEVEN

     7.1 A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct of a knowing violation of law, (iii) of the types set forth in Georgia Business Corporation Code Section 14-2-832, or (iv) for any transaction from which the director derived an improper personal benefit.

     7.2 Any repeal or modification of the provisions of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

     7.3 If the Georgia Business Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code.

     7.4 In the event that any of the provisions of this Article (including within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

3. The date of the adoption of the amended and restated articles of incorporation amendment was December 7, 2005 to be effective on filing with the Georgia Secretary of State. The changes to the series of Preferred Stock made by the foregoing amended and restated articles are intended to cure a drafting error made by the corporation in the creation of the Series B preferred stock instead of the designating all shares of Preferred Stock as Series A with the commensurate changes in rights, preferences, and limitations approved by the stockholders of the corporation at a meeting held October 31, 2005.

4. The amendment was approved by the shareholders and that approval was obtained in accordance with the provisions of Code Section 14-2-1003.


Date: December 13, 2005


                                      By:   /s/ Scott R. Sand
                                      Name: Scott R. Sand
                                      Title: Chief Executive Officer
                                      and Chairman of the Board of Directors